Exhibit 99.1

1901 Chouteau Avenue :St. Louis, MO 63103: Ameren.com

Contacts	Media Susan Gallagher (314) 554-2175 sgallagher@ameren.com	Analysts Doug Fischer (314) 554-4859 dfischer@ameren.com	Investors Investor Services 800-255-2237 invest@ameren.com

For Immediate Release

Ameren Announces Second Quarter 2011 Earnings

2011 Core (Non-GAAP) Earnings Guidance Range Narrowed

•	Second Quarter 2011 GAAP EPS Were $0.57

•	Second Quarter 2011 Core (Non-GAAP) EPS Were $0.59

•	2011 Core (Non-GAAP) EPS Guidance Range Narrowed to $2.30 to $2.55; GAAP Range Now $2.07 to $2.32

ST. LOUIS, MO., Aug. 4, 2011 — Ameren Corporation (NYSE: AEE) today announced second quarter 2011 net income in accordance with generally accepted accounting principles (GAAP) of $138 million, or 57 cents per share, compared to second quarter 2010 GAAP net income of $152 million, or 64 cents per share. Excluding certain items that are discussed below, Ameren recorded second quarter 2011 core (non-GAAP) net income of $143 million, or 59 cents per share, compared to second quarter 2010 core (non-GAAP) net income of $173 million, or 73 cents per share.

The decline in second quarter 2011 earnings, compared to second quarter 2010 earnings, reflected a 4% decrease in kilowatthour sales to regulated utility native load customers, partly due to milder temperatures in the second quarter of 2011, compared to the higher temperatures experienced in the second quarter of 2010. Second quarter 2011 earnings also included a charge to earnings resulting from an April 2011 Missouri Public Service Commission requirement that certain revenues be flowed through the fuel adjustment clause. Other factors that reduced second quarter 2011 core (non-GAAP) earnings included increased storm-related expenses, higher tax rates and lower capitalized financing costs.

Factors that favorably contributed to second quarter 2011 earnings, compared to second quarter 2010 earnings, included electric rate increases in Illinois and in Missouri, effective in 2010; a gas delivery rate increase in Missouri, effective in early 2011; the absence of a Callaway energy center nuclear refueling and maintenance outage; and

lower interest expense. Callaway nuclear refueling and maintenance outages typically occur every 18 months, and the 2011 outage is scheduled for this fall.

“Our second quarter 2011 core earnings results were on track with our expectations,” said Thomas R. Voss, chairman, president and chief executive officer of Ameren Corporation. “We were challenged by an unusually large number of storms in the first half of this year, but our employees responded aggressively and effectively to restore service and meet our customers’ expectations. Our management team also took action during the quarter to align spending with business conditions. As a result, today we are narrowing our 2011 core earnings guidance range to $2.30 to $2.55 per share. We also remain on track to generate positive free cash flow this year. This guidance incorporates second quarter results, the recent Missouri electric rate case decision and our continued commitment to aligning overall spending with regulatory outcomes and market and economic conditions.”

Ameren calculates free cash flow by subtracting its cash flows from investing activities (which include capital expenditures), dividends and net advances for construction from its cash flows from operating activities.

For the six months ended June 30, 2011, Ameren recorded GAAP net income of $209 million, or 87 cents per share, compared to $254 million, or $1.07 per share, for the six months ended June 30, 2010. Excluding certain items that are discussed below, Ameren recorded core (non-GAAP) net income of $203 million, or 84 cents per share, for the first six months of 2011, compared to core (non-GAAP) net income of $268 million, or $1.13 per share, for the first six months of 2010.

The decline in earnings for the first six months of 2011, compared to earnings for the first six months of 2010, reflected a 2% decrease in kilowatthour sales to regulated utility native load customers, partly due to milder temperatures in the first six months of 2011, compared to more extreme temperatures in the first six months of 2010. Earnings for the first six months of 2011 also included the previously mentioned charge for a Missouri Public Service Commission requirement that certain revenues be flowed through the fuel adjustment clause. In addition, merchant generation margins declined due to higher fuel and transportation-related costs, lower generation levels and lower realized power prices. Other factors that reduced earnings for the first six months of 2011, compared to the first six months of 2010, included increased storm-related expenses and lower capitalized financing costs.

Factors that favorably contributed to earnings for the first six months of 2011, compared to earnings for the first six months of 2010, included the previously mentioned rate increases, the absence of a Callaway nuclear refueling and maintenance outage and lower interest expense.

The following items were excluded from second quarter and six month 2011 and 2010 core (non-GAAP) earnings, as applicable:

•

The net effect of unrealized mark-to-market activity, primarily related to non-qualified power and fuel-related hedges, which decreased net income by $5 million and $21 million in the second quarters of 2011 and 2010, respectively, and increased net income by $6 million and decreased net income by $1 million in the first six months of 2011 and 2010, respectively; and

•	A charge for the impact on deferred taxes of changes in federal healthcare laws, which reduced net income by $13 million in the first six months of 2010.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Second Quarter		Six Months
	2011	2010	2011	2010
GAAP earnings per share	$0.57	$0.64	$0.87	$1.07
Net unrealized mark-to-market activity, (gain)/loss	0.02	0.09	(0.03)	—
Charge for deferred tax impact of changes in federal healthcare laws	—	—	—	0.06
Core (Non-GAAP) earnings per share	$0.59	$0.73	$0.84	$1.13

2011 Earnings Guidance

Ameren also announced today updated expectations for full-year 2011 earnings. Core (non-GAAP) 2011 earnings are now expected to be in the range of $2.30 to $2.55 per share, compared to the prior range of $2.20 to $2.60 per share. GAAP 2011 earnings are now expected to be in the range of $2.07 to $2.32 per share, compared to the prior range of $2.20 to $2.60 per share. The narrowing of core (non-GAAP) earnings guidance reflected second quarter 2011 earnings results and the July 2011 Missouri electric rate case decision. The difference between GAAP and core (non-GAAP) guidance is due to a planned third quarter 2011 charge, estimated at $0.23 per share, for the Missouri Public Service Commission’s disallowance of recovery of certain investments at the Taum Sauk energy center. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses for the full year. Core (non-GAAP) earnings and guidance exclude any net unrealized mark-to-market gains or losses.

Ameren expects its business segments to provide the following contributions to 2011 core (non-GAAP) earnings per share:

Ameren Missouri and Ameren Illinois Segments	$2.10 - $2.25
Merchant Generation Segment	0.20 - 0.30
2011 Core (Non-GAAP) Earnings Guidance Range	$2.30 - $2.55

Ameren’s earnings guidance for 2011 assumes normal weather for the second half of the year. In addition, Ameren’s future results are subject to the effects of, among other things, regulatory decisions and legislative actions; energy center operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment second quarter 2011 GAAP and core (non-GAAP) earnings were $90 million, compared to second quarter 2010 GAAP and core (non-GAAP) earnings of $113 million and $114 million, respectively. The decline in earnings reflected lower electricity sales to native load customers partly due to milder temperatures in the second quarter of 2011, compared to the higher temperatures experienced in the second quarter of 2010. Second quarter 2011 earnings also included the previously mentioned charge for a Missouri Public Service Commission requirement that certain revenues be flowed through the fuel adjustment clause. Other factors that reduced second quarter 2011 earnings included increased storm-related expenses, higher property taxes, a higher effective income tax rate and lower capitalized financing costs. Factors that favorably impacted second quarter 2011 earnings included increased electric rates, effective in June 2010; increased gas delivery rates, effective in February 2011; and the previously discussed absence of a Callaway nuclear refueling and maintenance outage. The difference between second quarter 2010 GAAP and core (non-GAAP) earnings resulted from a net unrealized mark-to-market loss.

Ameren Illinois Segment Results

Ameren Illinois segment second quarter 2011 GAAP and core (non-GAAP) earnings were $37 million, compared to second quarter 2010 GAAP and core (non-GAAP) earnings of $46 million. The decline in earnings reflected lower electricity sales partly due to milder temperatures in the second quarter of 2011, compared to the higher temperatures experienced in the second quarter of 2010; increased storm-related expenses; and higher benefits costs. Factors that favorably impacted earnings included increased electric delivery rates, effective in 2010.

Merchant Generation Segment Results

Merchant generation segment second quarter 2011 core (non-GAAP) earnings were $20 million, compared to second quarter 2010 core (non-GAAP) earnings of $17 million. The increase in earnings was primarily due to reduced financing costs. Factors that negatively impacted second quarter 2011 earnings included lower margins reflecting lower generation levels and higher transportation-related costs. Second quarter 2011 GAAP earnings were $15 million, compared to a second quarter 2010 GAAP loss of $2 million. The GAAP earnings comparison was affected by the factors mentioned above and by a reduced loss from net unrealized mark-to-market activity in the second quarter of 2011, compared to the second quarter of 2010.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Thursday, Aug. 4, to discuss second quarter 2011 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q2 2011 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Aug. 4 through Aug. 11, by dialing U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 376156.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share.

The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: net unrealized mark-to-market gains or losses, a charge for the deferred tax impact of changes in federal healthcare laws and a planned charge for the Missouri Public Service Commission’s disallowance of certain investments at the Taum Sauk energy center. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core (non-GAAP) earnings allow the company to more accurately compare its ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Other than the planned charge relating to the Missouri Public Service Commission’s disallowance of certain investments at the Taum Sauk energy center. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

In this release, Ameren has also discussed free cash flow, which is a non-GAAP measure. Ameren calculates free cash flow by subtracting its cash flows from investing activities (which include capital expenditures), dividends on common stock, dividends paid to noncontrolling interest holders and net generator advances for construction from its cash flows from operating activities. Ameren uses free cash flow internally and when communicating with analysts and investors to measure its ability to generate cash.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2010, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of the pending Ameren Illinois electric and natural gas rate proceedings; the court appeals related to Ameren Missouri’s 2009, 2010 and 2011 electric rate orders, Ameren Illinois’ 2010 electric and natural gas rate order, and Ameren Missouri’s fuel and purchased power cost recovery mechanism prudence review; and future regulatory, judicial, or legislative actions that seek to limit or reverse rate increases;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs through our regulatory frameworks;

•	the effects of our and other members’ participation in, or potential withdrawal from, the Midwest Independent Transmission System Operator, Inc. (MISO) and the effects of new members joining MISO;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•	disruptions of the capital markets or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission and distribution asset construction, installation, performance, and cost recovery;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates investments made in connection with a proposed second unit at its Callaway energy center;

•	impairments of long-lived assets, intangible assets, or goodwill;

•

operation of Ameren Missouri’s Callaway energy center, including planned and unplanned outages, decommissioning costs and potential increased costs as a result of recent nuclear-related developments in Japan;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, other emissions, and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by our energy centers or required to satisfy energy sales made by us;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

With assets of $23 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric energy centers strategically located in our Midwest market, with a generating capacity of more than 16,500 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and nearly 1 million natural gas customers in a 64,000-square-mile area. Our mission is to meet their energy needs in a safe, reliable, efficient and environmentally responsible manner. For more information, visit Ameren.com.

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	2,942	3,119	6,791	7,175
Commercial	3,624	3,751	7,149	7,286
Industrial	2,181	2,192	4,248	4,198
Other	26	28	62	63

Native load subtotal	8,773	9,090	18,250	18,722
Off-system and wholesale	2,950	1,954	5,896	4,640

Subtotal	11,723	11,044	24,146	23,362

Ameren Illinois
Residential
Power supply and delivery service	2,578	2,797	5,721	6,023
Commercial
Power supply and delivery service	885	1,077	1,844	2,297
Delivery service only	2,052	1,860	3,925	3,660
Industrial
Power supply and delivery service	360	418	719	651
Delivery service only	2,821	2,968	5,549	5,529
Other	128	125	266	269

Native load subtotal	8,824	9,245	18,024	18,429

Merchant Generation
Non-affiliate energy sales	7,547	7,402	14,982	14,318
Affiliate native energy sales	—	344	—	959

Subtotal	7,547	7,746	14,982	15,277

Eliminate affiliate sales	—	(344)	—	(959)
Eliminate Ameren Illinois/Merchant Generation common customers	(1,405)	(1,250)	(2,648)	(2,403)

Ameren Total	26,689	26,441	54,504	53,706

Electric Revenues (in millions):
Ameren Missouri
Residential	$296	$285	$575	$524
Commercial	285	265	501	443
Industrial	114	103	202	175
Other	6	19	24	40

Native load subtotal	701	672	1,302	1,182
Off-system and wholesale	90	65	191	162

Subtotal	$791	$737	$1,493	$1,344

Ameren Illinois
Residential
Power supply and delivery service	$285	$313	$580	$615
Commercial
Power supply and delivery service	88	105	168	217
Delivery service only	34	31	65	60
Industrial
Power supply and delivery service	16	14	32	29
Delivery service only	10	11	20	19
Other	50	23	60	58

Native load subtotal	$483	$497	$925	$998

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Merchant Generation
Non-affiliate energy sales	$344	$345	$672	$663
Affiliate native energy sales	48	59	94	132
Other	3	(19)	7	18

Subtotal	$395	$385	$773	$813

Eliminate affiliate revenues	(55)	(67)	(107)	(148)

Ameren Total	$1,614	$1,552	$3,084	$3,007

Electric Generation - megawatthours (in millions):
Ameren Missouri	11.7	10.9	24.4	23.2
Merchant Generation
Ameren Energy Generating Company (Genco)	5.0	5.2	10.2	10.7
AmerenEnergy Resources Generating Company (AERG)	1.5	1.8	3.3	3.8
AmerenEnergy Medina Valley Cogen, L.L.C.	—	—	0.1	0.1

Subtotal	6.5	7.0	13.6	14.6

Ameren Total	18.2	17.9	38.0	37.8

Fuel Cost per kilowatthour (cents)
Ameren Missouri	1.493	1.660	1.497	1.517
Merchant Generation	2.423	2.276	2.400	2.242

Gas Sales - decatherms (in thousands)
Ameren Missouri	1,381	968	7,244	7,217
Ameren Illinois	9,485	9,627	51,927	55,291
Other	—	100	—	399

Ameren Total	10,866	10,695	59,171	62,907

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$90	$113	$111	$140
Ameren Illinois	37	46	70	81
Merchant Generation	15	(2)	35	42
Other	(4)	(5)	(7)	(9)

Ameren Total	$138	$152	$209	$254

	June 30, 2011	December 31, 2010
Common Stock:
Shares outstanding (in millions)	241.6	240.4
Book value per share	$32.24	$32.15

Capitalization Ratios:
Common equity	52.1%	51.3%
Preferred stock	1.0%	0.9%
Debt, net of cash	46.9%	47.8%

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating Revenues:
Electric	$1,614	$1,552	$3,084	$3,007
Gas	167	173	601	658

Total operating revenues	1,781	1,725	3,685	3,665

Operating Expenses:
Fuel	371	286	750	579
Purchased power	237	268	464	539
Gas purchased for resale	79	83	367	416
Other operations and maintenance	475	465	938	902
Depreciation and amortization	194	190	389	377
Taxes other than income taxes	109	102	234	223

Total operating expenses	1,465	1,394	3,142	3,036

Operating Income	316	331	543	629

Other Income and Expenses:
Miscellaneous income	17	24	33	46
Miscellaneous expense	5	2	10	9

Total other income	12	22	23	37

Interest Charges	104	115	223	247

Income Before Income Taxes	224	238	343	419

Income Taxes	85	83	130	158

Net Income	139	155	213	261

Less: Net Income Attributable to Noncontrolling Interests	1	3	4	7

Net Income Attributable to Ameren Corporation	$138	$152	$209	$254

Earnings per Common Share - Basic and Diluted	$0.57	$0.64	$0.87	$1.07

Average Common Shares Outstanding	241.2	238.4	240.9	238.0

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	00000	00000
	June 30,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$378	$545
Accounts receivable - trade, net	507	500
Unbilled revenue	368	406
Miscellaneous accounts and notes receivable	249	231
Materials and supplies	654	707
Mark-to-market derivative assets	159	129
Current regulatory assets	184	267
Other current assets	104	109

Total current assets	2,603	2,894

Property and Plant, Net	17,945	17,853
Investments and Other Assets:
Nuclear decommissioning trust fund	356	337
Goodwill	411	411
Intangible assets	4	7
Regulatory assets	1,224	1,263
Other assets	848	750

Total investments and other assets	2,843	2,768

TOTAL ASSETS	$23,391	$23,515

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$5	$155
Short-term debt	337	269
Accounts and wages payable	482	651
Taxes accrued	139	63
Interest accrued	107	107
Customer deposits	100	100
Mark-to-market derivative liabilities	135	161
Current regulatory liabilities	160	99
Other current liabilities	262	283

Total current liabilities	1,727	1,888

Credit Facility Borrowings	200	460
Long-term Debt, Net	6,854	6,853
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,121	2,886
Accumulated deferred investment tax credits	87	90
Regulatory liabilities	1,424	1,319
Asset retirement obligations	487	475
Pension and other postretirement benefits	1,067	1,045
Other deferred credits and liabilities	481	615

Total deferred credits and other liabilities	6,667	6,430

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,559	5,520
Retained earnings	2,248	2,225
Accumulated other comprehensive loss	(21)	(17)

Total Ameren Corporation stockholders’ equity	7,788	7,730
Noncontrolling Interests	155	154

Total equity	7,943	7,884

TOTAL LIABILITIES AND EQUITY	$23,391	$23,515

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended
	June 30,
	2011	2010
Cash Flows From Operating Activities:
Net income	$213	$261
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of properties	(11)	(5)
Net mark-to-market gain on derivatives	(5)	–
Depreciation and amortization	391	387
Amortization of nuclear fuel	34	19
Amortization of debt issuance costs and premium/discounts	12	12
Deferred income taxes and investment tax credits, net	221	175
Allowance for equity funds used during construction	(15)	(26)
Other	10	5
Changes in assets and liabilities:
Receivables	(55)	(36)
Materials and supplies	55	108
Accounts and wages payable	(133)	(125)
Taxes accrued	76	75
Assets, other	60	(99)
Liabilities, other	(3)	–
Pension and other postretirement benefits	31	33
Counterparty collateral, net	23	(69)
Taum Sauk insurance recoveries, net of costs	(1)	56

Net cash provided by operating activities	903	771

Cash Flows From Investing Activities:
Capital expenditures	(507)	(547)
Nuclear fuel expenditures	(33)	(22)
Purchases of securities - nuclear decommissioning trust fund	(125)	(118)
Sales of securities - nuclear decommissioning trust fund	113	110
Proceeds from sales of properties	49	20
Other	5	(3)

Net cash used in investing activities	(498)	(560)

Cash Flows From Financing Activities:
Dividends on common stock	(186)	(183)
Dividends paid to noncontrolling interest holders	(3)	(5)
Short-term and credit facility repayments, net	(192)	(160)
Maturities of long-term debt	(150)	–
Issuances of common stock	32	43
Generator advances for construction refunded, net of receipts	(73)	(22)

Net cash used in financing activities	(572)	(327)

Net change in cash and cash equivalents	(167)	(116)
Cash and cash equivalents at beginning of year	545	622

Cash and cash equivalents at end of period	$378	$506